EXHIBIT 10.5

ASSET MANAGEMENT AGREEMENT (the “Agreement”), dated as of [    ], 2012, between NEWSOURCE REINSURANCE COMPANY LTD., a company organized under the laws of Bermuda (the “Company”), and ALTISOURCE ASSET MANAGEMENT CORPORATION, a U.S. Virgin Islands corporation (the “Asset Manager”).

RECITALS

WHEREAS, the Company desires to retain the Asset Manager as its exclusive provider of asset management and corporate governance services, on the terms and conditions hereinafter set forth, and the Asset Manager wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.                                       Duties of the Asset Manager.

(a)                                  The Company hereby employs the Asset Manager to provide asset management and corporate governance services to the Company, subject to the supervision of the Board of Directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth, in each case, (x) in accordance with the investment objectives, policies and restrictions set forth by the Board of Directors, and (y) in accordance with all other applicable federal, state and territorial laws, rules and regulations. Without limiting the generality of the foregoing, the Asset Manager shall, during the term and subject to the provisions of this Agreement, (i) assist the Company in its evaluation of the acquisition of one or more title insurance companies licensed to do business in the United States (individually or collectively, “TitleCo”), (ii) provide continuing administrative services to the Company, (iii) provide administrative oversight of Marsh IAS Management Services (Bermuda) Ltd. and its Management Agreement with the Company, (iv) assist with the selection and quarterly evaluation of the Company’s investment manager, (v) advise the Company regarding its tax and expense allocations relating to its operations (vi) provide corporate governance services to the Company and (vii) provide the Company with such other research and related services as the Company may, from time to time, reasonably require.

(b)                                 The Asset Manager hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)                                  The Asset Manager shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(d)                                 The Asset Manager shall keep and preserve for the period required by the Company any books and records relevant to the provision of its asset management and corporate governance services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Company such periodic and special reports as the Company may reasonably request. The Asset Manager agrees that all records that it maintains for the Company are the property of the Company and will surrender promptly to the Company any such records upon the Company’s request, provided that the Asset Manager may retain a copy of such records.

(e)                                  The Asset Manager is the sole holder of common stock of the Company. The Asset Manager shall vote its shares of common stock in the Company independently of its obligations under this Agreement and without regard to the effects of such vote on the Company.

2.                                       Devotion of Time; Additional Activities.  Managers, partners, officers, employees, personnel and agents of the Asset Manager or affiliates of the Asset Manager may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company, to the extent permitted by their governing documents or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s governing documents. When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.

3.                                       The Company’s Responsibilities and Expenses Payable by the Company. All employees of the Asset Manager and its staff, when and to the extent engaged in providing asset management and corporate governance services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Asset Manager and not by the Company. The Company will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: (i) formation and qualification; (ii) fees and expenses incurred by the Asset Manager payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in performing due diligence on its prospective investments; (iii) interest payable on debt, if any, incurred to finance the Company’s investments; (iv) asset management fees; (v) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; (vi) federal, state and territorial registration fees, if any; (vii) the Company’s allocable portion of the directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs and (viii) all other expenses incurred by the Company in connection with administering the Company’s business.

4.                                       Compensation of the Asset Manager.

(a)                                  The Company agrees to pay, and the Asset Manager agrees to accept, as compensation for the services provided by the Asset Manager hereunder, an annual management fee (the “Management Fee”) on each anniversary of the date hereof equal to $840,000; provided that the Management Fee shall be increased on each such anniversary date in an amount equal to the product of (i) $840,000 and (ii) the percentage increase, if any, in the CPI over the immediately preceding 12-month period.  For purposes of this Agreement, “CPI” shall mean the Consumer Price Index, All Urban Consumers, United States, All Items (1982 - 1984 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor, or any successor index thereto.

(b)                                 The Company shall make any payments due hereunder to the Asset Manager or to the Asset Manager’s designee as the Asset Manager may otherwise direct.

5.                                       Regulatory Matters.  The Company acknowledges that the Asset Manager is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and that the parties do not anticipate that the Asset Manager shall be required to so register in connection with the provision of asset management services by the Asset Manager pursuant to this Agreement since the Asset Manager is not providing advice to the Company with respect to the purchase, sale or investment of securities as defined under the Advisers Act.  Notwithstanding anything contained herein to the contrary, each of the parties acknowledges and agrees that in the event the services to be provided by the Asset Manager pursuant to the terms of this Agreement are expanded, the Asset Manager may be required to register under the Advisers Act; provided, however, the Asset Manager shall not be required to perform any additional services pursuant to this Agreement if the Asset Manager determines in its sole discretion that the provision of such services will require the Asset Manager to register under the Advisers Act.  The Asset Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal, state and territorial laws governing its operations and investments.

6.                                       Employment of the Asset Manager.

(a)                                  The Asset Manager may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Asset Manager to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Asset Manager assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees, partners and shareholders of the Company are or may become interested in the Asset Manager and its affiliates, as directors, officers, employees, partners, stockholders, members, asset managers or otherwise, and that the Asset Manager and directors, officers, employees, partners, stockholders, members and managers of the Asset Manager and its affiliates are or may become similarly interested in the Company as shareholders or otherwise.

(b)                                 During the term of this Agreement, (i) the Asset Manager shall be the exclusive provider of asset management and corporate governance services to the Company, and (ii) the Company shall not employ or contract with any other party to receive the same or substantially similar services as set forth herein without the prior written consent of the Asset Manager, which may be withheld by the Asset Manager in its sole discretion.

7.                                       Responsibility of Dual Directors, Officers and/or Employees.  If any person who is a manager, partner, officer or employee of the Asset Manager is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Asset Manager shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Asset Manager or under the control or direction of the Asset Manager, even if paid by the Asset Manager.

8.                                       Limitation of Liability of the Asset Manager; Indemnification.  The Asset Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Asset Manager) shall not be liable to the

Company for any action taken or omitted to be taken by the Asset Manager in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an asset manager of the Company with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Asset Manager (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Asset Manager, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its shareholders) arising out of or otherwise based upon the performance of any of the Asset Manager’s duties or obligations under this Agreement or otherwise as an asset manager of the Company. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its shareholders, to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Asset Manager’s duties or by reason of the reckless disregard of the Asset Manager’s duties and obligations under this Agreement.

9.                                       No Joint Venture. Nothing in this Agreement shall be construed to make the Company and the Asset Manager partners or joint venturers or impose any liability as such on either of them.

10.                                 Term; Termination.

(a)                                  Until this Agreement is terminated in accordance with its terms, this Agreement shall be in effect until [    , 2027] (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) unless at least two-thirds of the Independent Directors (as defined herein) agree that (x) there has been unsatisfactory performance by the Asset Manager that is materially detrimental to the Company or (y) the compensation payable to the Asset Manager hereunder is unreasonable; provided that the Company shall not have the right to terminate this Agreement under clause (y) above if the Asset Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be reasonable pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company (the “Terminating Party”), shall deliver to the Asset Manager prior written notice (the “Termination Notice”) of the Terminating Party’s intention not to renew this Agreement based upon the terms set forth in this Section 10(a) not less than 180 days prior to the expiration of the then existing term. If the Terminating Party so elects not to renew this Agreement, the Terminating Party shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Asset Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Asset Manager is unfair, the Asset Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective

Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Asset Manager shall endeavor to negotiate in good faith the revised compensation payable to the Asset Manager under this Agreement. Provided that the Asset Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Asset Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Asset Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. Each of the parties agrees to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Asset Manager are unable to agree to the terms of the revised compensation to be payable to the Asset Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice.  For purposes of this Agreement, “Independent Directors” shall mean the members of the Board of Directors who are not officers or employees of the Asset Manager or any person or entity directly or indirectly controlling or controlled by the Asset Manager, and who are otherwise “independent” in accordance with the Company’s organizational documents.

(b)                                 In recognition of the level of the upfront effort required by the Asset Manager to structure and acquire the assets of the Company and the commitment of resources by the Asset Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 10(a) of this Agreement, the Company shall pay to the Asset Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to five (5) times the Management Fee. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c)                                  No later than 180 days prior to the anniversary date of this Agreement of any year during the Initial Term or Renewal Term, the Asset Manager may deliver written notice to the Company informing it of the Asset Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company is not required to pay to the Asset Manager the Termination Fee if the Asset Manager terminates this Agreement pursuant to this Section 10(c).

(d)                                 If this Agreement is terminated pursuant to Section 10, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 1(d), 3, 10(b), 11(b), 11(c) and 12 of this Agreement. In addition, Sections 8 and 16 of this Agreement shall survive termination of this Agreement.

11.                                 Termination for Cause.

(a)                                  The Company may terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors to the Asset Manager, without payment of any Termination Fee, if (i) the Asset Manager, its agents or its assignees materially breaches any provision of this Agreement and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Asset Manager takes steps to cure such breach within 30 days of the written notice), (ii) the Asset Manager engages in any act of fraud, misappropriation of funds, or embezzlement against the Company, (iii) there is an event of any gross negligence on the part of the Asset Manager in the performance of its duties under this Agreement, (iv) there is a commencement of any proceeding relating to the Asset Manager’s bankruptcy or insolvency, including an order for relief in an involuntary bankruptcy case or the Asset Manager authorizing or filing a voluntary bankruptcy petition, or (v) there is a dissolution of the Asset Manager.

(b)                                 The Asset Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice). The Company is required to pay to the Asset Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 11(b).

(c)                                  The Asset Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act of 1940, as amended, with such termination deemed to have occurred immediately prior to such event. The Company shall pay to the Asset Manager the Termination Fee in the event that this Agreement is terminated pursuant to this Section 11(c).

12.                                 Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 10 or 11 of this Agreement, the Asset Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Sections 10(a), 11(b) or 11(c), the applicable Termination Fee. Upon such termination, the Asset Manager shall deliver to the Board of Directors all property and documents of the Company then in the custody of the Asset Manager.

13.                                 Notices.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

14.                                 Amendments.  This Agreement may be amended by mutual consent of the parties.

15.                                 Entire Agreement; Governing Law.  This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of Bermuda.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

NEWSOURCE REINSURANCE COMPANY LTD

By:
Name:
Title:

ALTISOURCE ASSET MANAGEMENT CORPORATION

By:
Name:
Title:

[ASSET MANAGEMENT AGREEMENT]